Exhibit 10.9

SUMMARY OF CHEVRON INCENTIVE PLAN AWARD CRITERIA

The Chevron Incentive Plan (CIP) (formerly the Management Incentive Plan of Chevron Corporation) is an annual cash incentive plan that links awards to performance results of the prior year. Chevron’s named executive officers (NEOs) are eligible to receive awards under the CIP. CIP awards are designed to reward plan participants, including the NEOs, for business and individual performance.

Prior to each performance year (i.e. fiscal year), the Board’s Management Compensation Committee establishes a CIP Award Target (explained under “CIP Award Target” below) for each NEO, which is based on a percentage of the NEO’s base salary. After the end of the performance year, the Committee assesses Chevron’s overall performance and sets a Corporate Performance Rating (explained under “Chevron’s Corporate Performance” below), which is the same for each NEO. The Committee then determines the cash amount for each NEO’s CIP award by multiplying the NEO’s CIP Award Target by the Corporate Performance Rating, and then adjusting the number to take into account the NEO’s individual performance, including the performance of any strategic business units reporting to the NEO. The Corporate Performance Rating and the NEO’s individual performance are not determined by a formula or on the basis of predetermined financial targets or award ranges. Rather, the Committee exercises its discretion based upon a number of factors discussed below. With respect to each NEO other than the CEO, the CEO makes a recommendation to the Committee.

CIP Award Target. The CIP Award Target is a percentage of the NEO’s base salary and is set prior to the beginning of the performance year as an appropriate starting point for determining the actual size of the NEO’s CIP award. The Committee sets the percentage of base salary for each salary grade to be competitive with similar awards to persons in similar positions at companies in Chevron’s Oil Industry Peer Group (viz. Anadarko Petroleum, Hess, BP, ConocoPhillips, Devon Energy, Exxon Mobil, Marathon Oil, Occidental Petroleum, Royal Dutch Shell, Sunoco, Tesoro and Valero Energy).

Chevron’s Corporate Performance. After the end of the performance year, the Committee sets the Corporate Performance Rating based on its assessment of how Chevron performed. The Committee considers numerous metrics in setting the Corporate Performance Rating, including earnings, relative indexed earnings per share, return on capital employed, and Chevron’s total stockholder return ranking and Chevron’s return on capital employed ranking. The Committee does not have a set formula for evaluation of these metrics, but rather exercises its discretion, taking into account how Chevron performed in light of its business plan objectives. Also, given the long-term nature of the business, in which investments today yield returns for decades to come, the Committee also considers decisions and progress on strategic investments. The Committee also focuses on nonfinancial items, such as safety, operational excellence, cost management, oil and gas production, reliability of facilities and operations, and progress on strategic projects and investments for the future of the business. The Committee considers Chevron’s performance in these areas on both an absolute and relative basis, comparing our performance against the performance of our top competitors in the Oil Industry Peer Group (viz. BP, ConocoPhillips, Exxon Mobil and Royal Dutch Shell) and considering these in light of matters beyond management’s control, such as commodity price effects, industry mergers and acquisitions, and foreign exchange. The Corporate Performance Rating is the same for each NEO.

Individual Performance. After the Committee has applied the Corporate Performance Rating to the CIP Award Target for each NEO, the Committee exercises its discretion in further adjusting the final CIP award to take into account individual performance, which includes consideration of business performance in the areas of responsibility reporting to the NEO. The Committee also considers internal pay equity to ensure that NEOs in the same base salary grade are positioned properly. The Committee does not use a predetermined set of metrics, targets or formula in considering individual performance. Instead, the Committee uses its judgment in analyzing the individual performance of each NEO, including how any business units reporting to the NEO performed.

Chevron reports annual CIP awards to each of its NEOs in its Annual Report on Form 10-K or its annual Proxy Statement.

E-3